Exhibit 99.1

Company Contact:	Bruce Thomas
Vice President, Investor Relations
Quiksilver, Inc.
(714) 889-2200
Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
—	Fourth quarter 2010 Operating Income up 128% to $34 million

—	Full-year fiscal 2010 Operating Income up 80% to $124 million

—	Full-year fiscal 2010 pro-forma Adjusted EBITDA up 34% to $214 million despite a 7% revenue decline

—	Company’s debt at fiscal year-end reduced 30% compared to a year ago

—	Company’s ratio of net debt to pro-forma Adjusted EBITDA at fiscal year-end improved to 2.8x compared to 5.5x at the end of fiscal 2009

—	Company completes €200 million private offering of Senior Notes and repays European term loans
Huntington Beach, California, December 16, 2010—Quiksilver, Inc. (NYSE: ZQK) today announced operating results for the fourth quarter and full year ended October 31, 2010. Consolidated net revenues from continuing operations for the fourth quarter of fiscal 2010 decreased by 8%, which was a smaller decrease than the company expected a quarter ago, to $495.1 million compared to $538.7 million in the fourth quarter of fiscal 2009. Fourth quarter pro-forma income from continuing operations was $21.8 million or $0.12 per share, compared to $3.2 million, or $0.02 per share for the fourth quarter of fiscal 2009. Pro-forma income for the fourth quarter of fiscal 2010 excludes a $34.4 million non-cash write-off of deferred debt issuance costs associated with previous financings in addition to $7.9 million of non-cash asset impairments and $2.6 million of restructuring costs. A reconciliation of GAAP results to pro-forma results is provided in the accompanying tables. Including these amounts, the loss from continuing operations for the fourth quarter was $23.1 million or $0.15 per share, compared to $15.7 million or $0.12 per share in the same quarter a year ago.
Consolidated net revenues for the full year of fiscal 2010 decreased 7% to $1.84 billion compared to $1.98 billion in fiscal 2009. Pro-forma income from continuing operations for the full year of fiscal 2010 was $47.6 million and excludes $59.1 million of special charges. Of this amount, $34.4 million represents the non-cash write-off of deferred debt issuance costs associated with previous financings in addition to $10.5 million of non-cash asset impairments and $10.2 million of restructuring costs. Including these amounts, loss from continuing operations was $11.5 million, or $0.09 per share, compared to $73.2 million, or $0.58 per share, for the full year of fiscal 2009. A reconciliation of GAAP results to pro-forma results is provided in the accompanying tables.
Subsequent to the end of the quarter, the company completed its previously-announced offering by its wholly-owned European subsidiary, Boardriders S.A., of €200 million aggregate principal amount of its 8.875% Senior Notes due 2017. The Notes, which are unsecured, were issued at 100% of their face value. Quiksilver used the proceeds of the offering to repay approximately €190 million of existing secured European term loans and to pay related fees and expenses. As a result, the company eliminated certain collateral obligations, extended its debt maturities and eliminated certain restrictions on the transfer of cash between its subsidiaries.
Robert B. McKnight, Jr., Chairman of the Board, Chief Executive Officer and President of Quiksilver, Inc., commented, “We’re very pleased to again deliver financial results that exceeded our prior expectations. Our team executed well in an inconsistent global economic environment. And we were delighted to take advantage of a favorable high-yield

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
December 16, 2010

debt market to sell €200 million of Senior Notes at a good rate. By repaying our European term loans and eliminating their required amortization payments, we now have significantly more financial and operating flexibility. This flexibility will enable us to transition from a defensive posture focused on financial and operational restructuring to an offensive strategy focused on investing, over the next few years, in the many attractive growth opportunities that we’ve identified within our own terrific global brands: Quiksilver, Roxy and DC.”
Fourth Quarter Financial Highlights:
•	Pro-forma Adjusted EBITDA increased 19% to $59.5 million compared to $49.9 million in the fourth quarter of fiscal 2009 despite an 8% revenue decline.

•	Gross margin improved 590 basis points to 53.5% compared to 47.6% in the fourth quarter of fiscal 2009.

•	Net debt at October 31, 2010 was $608 million, reduced by $279 million compared to $887 million at October 31, 2009.
Net revenues in the Americas decreased 7% during the fourth quarter of fiscal 2010 to $221.8 million from $239.5 million in the fourth quarter of fiscal 2009. In constant currency, European net revenues decreased 1% compared to the prior year. As measured in U.S. dollars and reported in the financial statements, European net revenues decreased 10% during the fourth quarter of fiscal 2010 to $190.7 million from $211.4 million in the fourth quarter of fiscal 2009. In constant currency, Asia/Pacific net revenues decreased 14% compared to the prior year. As measured in U.S. dollars and reported in the financial statements, Asia/Pacific net revenues decreased 7% to $80.4 million in the fourth quarter of fiscal 2010 from $86.6 million in the fourth quarter of fiscal 2009. Please refer to the accompanying tables in order to better understand the impact of foreign currency exchange rates on revenue trends in our Europe and Asia/Pacific segments.
Fiscal Year 2010 Financial Highlights:
•	Pro-forma Adjusted EBITDA increased 34% to $214.3 million compared to $160.3 million in fiscal year 2009 despite a 7% revenue decline.

•	Gross margin improved 550 basis points to 52.6% compared to 47.1% in fiscal year 2009.

•	The ratio of net debt to pro-forma Adjusted EBITDA at fiscal year-end improved to 2.8x compared to 5.5x at the end of fiscal 2009.
Net revenues in the Americas for the full year of fiscal 2010 decreased 9% to $843.1 million. In constant currency, European net revenues decreased 7% compared to the prior year. As measured in U.S. dollars and reported in the financial statements, European net revenues decreased 8% during the full year of fiscal 2010 to $729.0 million. In constant currency, Asia/Pacific net revenues decreased 14% compared to the prior year. As measured in U.S. dollars and reported in the financial statements, Asia/Pacific net revenues increased 4% to $260.6 million for the full year of fiscal 2010.
Consolidated inventories remained approximately constant at $268.0 million at October 31, 2010 as compared to $267.7 million at October 31, 2009. Inventories also showed virtually no change when measured in constant currency. Consolidated trade accounts receivable decreased 14% to $368.4 million at October 31, 2010 from $430.9 million at October 31, 2009. The decrease in trade accounts receivable was also 14% in constant currency.
Early in the fourth quarter the company completed a debt-for-equity exchange with its investment partner Rhône Capital after receiving overwhelming support from stockholders in a special meeting vote. As a result of the transaction, the company further reduced its

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
December 16, 2010

fiscal 2009 year-end debt level by $140 million in exchange for approximately 31.1 million shares of Quiksilver, Inc. common stock at an exchange price of $4.50 per share.
The company reduced its debt by 30% to $729 million compared to $1,039 million a year ago. Over $100 million of the $310 million debt reduction total was derived from cash generated by the business in fiscal 2010.
Addressing its outlook for continuing operations, the company stated that based on current trends, first quarter revenues are expected to be down approximately 5% compared to the same quarter a year ago. Pro-forma Adjusted EBITDA in the first quarter is expected to be as much as $10 million lower than in the first quarter of fiscal 2010. This anticipated near-term period-over-period decline in pro-forma Adjusted EBITDA is due primarily to increased spending in brand development, including the new Quiksilver Girls collection and higher overall marketing spend, as well as the effects of selling a few minor brands last year and the effects of foreign currency translation.
With respect to the full fiscal year 2011, the company currently expects slight growth in sales compared to fiscal 2010 although visibility is limited pending completion of the holiday sales period and fall order books. Nonetheless, at this point the company believes that it can achieve pro-forma Adjusted EBITDA roughly in line with that of fiscal 2010.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories, snowboards and related products. The company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.
The reputation of Quiksilver’s brands is based on outdoor action sports. The company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding.
The company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the company’s revenue guidance, pro-forma Adjusted EBITDA guidance and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at
www.quiksilver.com, www.roxy.com, www.dcshoes.com, www.lib-tech.com and www.hawkclothing.com.

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
December 16, 2010

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended October 31,
In thousands, except per share amounts	2010	2009
Revenues, net	$495,119	$538,681
Cost of goods sold	230,040	282,295

Gross profit	265,079	256,386

Selling, general and administrative expense	222,335	230,568
Asset impairments	8,432	10,737

Operating income	34,312	15,081

Interest expense	50,567	20,871
Foreign currency loss	463	1,804
Other expense	—	15

Loss before provision for income taxes	(16,718)	(7,609)

Provision for income taxes	5,244	6,162

Loss from continuing operations	$(21,962)	$(13,771)
Income from discontinued operations	1,009	13,936

Net (loss) income	$(20,953)	$165
Less: net income attributable to non-controlling interest	(1,107)	(1,940)

Net loss attributable to Quiksilver, Inc.	$(22,060)	$(1,775)

Loss per share from continuing operations attributable to Quiksilver, Inc.	$(0.15)	$(0.12)

Income per share from discontinued operations attributable to Quiksilver, Inc.	$0.01	$0.11

Net loss per share attributable to Quiksilver, Inc.	$(0.14)	$(0.01)

Loss per share from continuing operations attributable to Quiksilver, Inc., assuming dilution	$(0.15)	$(0.12)

Income per share from discontinued operations attributable to Quiksilver, Inc., assuming dilution	$0.01	$0.11

Net loss per share attributable to Quiksilver, Inc., assuming dilution	$(0.14)	$(0.01)

Weighted average common shares outstanding	158,379	127,577

Weighted average common shares outstanding, assuming dilution	158,379	127,577

Amounts attributable to Quiksilver, Inc.:
Loss from continuing operations	$(23,069)	$(15,711)
Income from discontinued operations	1,009	13,936

Net loss	$(22,060)	$(1,775)

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
December 16, 2010

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Fiscal Year Ended October 31,
In thousands, except per share amounts	2010	2009
Revenues, net	$1,837,620	$1,977,526
Cost of goods sold	870,372	1,046,495

Gross profit	967,248	931,031

Selling, general and administrative expense	832,066	851,746
Asset impairments	11,657	10,737

Operating income	123,525	68,548

Interest expense	114,109	63,924
Foreign currency (gain) loss	(5,917)	8,633
Other income	—	(387)

Income (loss) before provision for income taxes	15,333	(3,622)

Provision for income taxes	23,433	66,667

Loss from continuing operations	$(8,100)	$(70,289)
Income (loss) from discontinued operations	1,830	(118,827)

Net loss	$(6,270)	$(189,116)
Less: net income attributable to non-controlling interest	(3,414)	(2,926)

Net loss attributable to Quiksilver, Inc.	$(9,684)	$(192,042)

Loss per share from continuing operations attributable to Quiksilver, Inc.	$(0.09)	$(0.58)

Income (loss) per share from discontinued operations	$0.01	$(0.94)

Net loss per share attributable to Quiksilver, Inc.	$(0.07)	$(1.51)

Loss per share from continuing operations attributable to Quiksilver, Inc., assuming dilution	$(0.09)	$(0.58)

Income (loss) per share from discontinued operations attributable to Quiksilver, Inc., assuming dilution	$0.01	$(0.94)

Net loss per share attributable to Quiksilver, Inc., assuming dilution	$(0.07)	$(1.51)

Weighted average common shares outstanding	135,334	127,042

Weighted average common shares outstanding, assuming dilution	135,334	127,042

Amounts attributable to Quiksilver, Inc.:

Loss from continuing operations	$(11,514)	$(73,215)
Income (loss) from discontinued operations	1,830	(118,827)

Net loss	$(9,684)	$(192,042)

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
December 16, 2010

Information related to operating segments is as follows (unaudited):

	Three Months Ended
	October 31,
Amounts in thousands	2010	2009
Revenues, net:
Americas	$221,754	$239,510
Europe	190,692	211,404
Asia/Pacific	80,377	86,617
Corporate operations	2,296	1,150

	$495,119	$538,681

Gross Profit:
Americas	$106,643	$92,230
Europe	114,788	117,868
Asia/Pacific	44,026	46,449
Corporate operations	(378)	(161)

	$265,079	$256,386

SG&A Expense:
Americas	$87,167	$91,427
Europe	92,159	100,223
Asia/Pacific	35,403	31,914
Corporate operations	7,606	7,004

	$222,335	$230,568

Asset Impairments:
Americas	$6,747	$10,092
Europe	1,685	645
Asia/Pacific	—	—
Corporate operations	—	—

	$8,432	$10,737

Operating Income (Loss):
Americas	$12,729	$(9,289)
Europe	20,944	17,000
Asia/Pacific	8,623	14,535
Corporate operations	(7,984)	(7,165)

	$34,312	$15,081

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
December 16, 2010

Information related to operating segments (continued):

	Fiscal Year Ended
	October 31,
Amounts in thousands	2010	2009
Revenues, net:
Americas	$843,078	$929,691
Europe	728,952	792,627
Asia/Pacific	260,578	251,596
Corporate operations	5,012	3,612

	$1,837,620	$1,977,526

Gross Profit:
Americas	$390,249	$349,526
Europe	436,088	446,801
Asia/Pacific	141,197	135,591
Corporate operations	(286)	(887)

	$967,248	$931,031

SG&A Expense:
Americas	$324,683	$364,727
Europe	340,138	341,780
Asia/Pacific	128,207	112,418
Corporate operations	39,038	32,821

	$832,066	$851,746

Asset Impairments:
Americas	$8,686	$10,092
Europe	1,785	645
Asia/Pacific	1,186	—
Corporate operations	—	—

	$11,657	$10,737

Operating Income (Loss):
Americas	$56,880	$(25,293)
Europe	94,165	104,376
Asia/Pacific	11,804	23,173
Corporate operations	(39,324)	(33,708)

	$123,525	$68,548

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
December 16, 2010

GAAP TO PRO-FORMA RECONCILIATION (Unaudited)

	Three Months Ended October 31,
In thousands, except per share amounts	2010	2009
Loss from continuing operations attributable to Quiksilver, Inc.	$(23,069)	$(15,711)
Restructuring charges, net of tax of $658 (2010) and $511 (2009)	2,612	11,743
Asset impairments, net of tax of $556 (2010) and $215 (2009)	7,876	10,522
Non-cash interest charges	34,419	—
Tax adjustment	—	(3,312)

Pro-forma income from continuing operations	$21,838	$3,242

Pro-forma income per share from continuing operations	$0.14	$0.03

Pro-forma income per share from continuing operations, assuming dilution	$0.12	$0.02

Weighted average common shares outstanding	158,379	127,577

Weighted average common shares outstanding, assuming dilution	177,020	135,347

	Fiscal Year Ended October 31,
In thousands, except per share amounts	2010	2009
Loss from continuing operations attributable to Quiksilver, Inc.	$(11,514)	$(73,215)
Restructuring charges, net of tax of $929 (2010) and $1,927 (2009)	10,224	26,847
Asset impairments, net of tax of $1,172 (2010) and $215 (2009)	10,485	10,522
Non-cash interest charges	34,419	—
Stock compensation expense	5,240	—
Gain from sale of Raisins trademarks	(1,252)	—
Tax adjustments	—	(10,315)
Effect of U.S. tax valuation allowance	—	50,778

Pro-forma income from continuing operations	$47,602	$4,617

Pro-forma income per share from continuing operations	$0.35	$0.04

Pro-forma income per share from continuing operations, assuming dilution	$0.31	$0.04

Weighted average common shares outstanding	135,334	127,042

Weighted average common shares outstanding, assuming dilution	151,954	128,089

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
December 16, 2010

ADJUSTED EBITDA and PRO-FORMA ADJUSTED EBITDA RECONCILIATION

	Three Months Ended October 31,
Amounts in thousands	2010	2009
Loss from continuing operations attributable to Quiksilver, Inc.	$(23,069)	$(15,711)
Provision for income taxes	5,244	6,162
Interest expense	50,567	20,871
Depreciation and amortization	13,646	14,616
Non-cash stock-based compensation expense	1,417	996
Non-cash asset impairments	8,432	10,737

Adjusted EBITDA	$56,237	$37,671
Restructuring charges	3,270	12,254

Pro-forma Adjusted EBITDA	$59,507	$49,925

	Twelve Months Ended October 31,
Amounts in thousands	2010	2009
Loss from continuing operations attributable to Quiksilver, Inc.	$(11,514)	$(73,215)
Provision for income taxes	23,433	66,667
Interest expense	114,109	63,924
Depreciation and amortization	53,861	55,004
Non-cash stock-based compensation expense	12,831	8,415
Non-cash asset impairments	11,657	10,737

Adjusted EBITDA	$204,377	$131,532
Restructuring and other special charges	9,901	28,775

Pro-forma Adjusted EBITDA	$214,278	$160,307

Definition of Adjusted EBITDA:
Adjusted EBITDA is defined as income from continuing operations attributable to Quiksilver, Inc. before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) asset impairments. Adjusted EBITDA is not defined under generally accepted accounting principles (“GAAP”), and it may not be comparable to similarly titled measures reported by other companies. We use Adjusted EBITDA, along with other GAAP measures, as a measure of profitability because Adjusted EBITDA helps us to compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments and the effect of non-cash stock-based compensation expense. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from our earnings which can vary based on share price, share price volatility and the expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization as it is part of the impact of our asset base. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments.

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
December 16, 2010

SUPPLEMENTAL EXCHANGE RATE INFORMATION
(UNAUDITED)
In order to better understand growth rates in our foreign operating segments, we make reference to constant currency. Constant currency reporting improves visibility into actual growth rates as it adjusts for the effect of changing foreign currency exchange rates from period to period. Constant currency is calculated by taking the ending foreign currency exchange rate (for balance sheet items) or the average foreign currency exchange rate (for income statement items) used in translation for the current period and applying that same rate to the prior period. Our European segment is translated into constant currency using euros and our Asia/Pacific segment is translated into constant currency using Australian dollars as these are the primary functional currencies of each reporting segment. As such, this methodology does not account for movements in individual currencies within an operating segment (for example, non-euro currencies within our European segment). A constant currency translation methodology that accounts for movements in each individual currency could yield a different result compared to using only euros and Australian dollars. The following table presents revenues by segment in both historical currency and constant currency for the three months ended October 31, 2009 and 2010 (in thousands):

Historical currency (as reported)	Americas	Europe	Asia/Pacific	Corporate	Total
October 31, 2009	$239,510	$211,404	$86,617	$1,150	$538,681
October 31, 2010	221,754	190,692	80,377	2,296	495,119
Percentage decrease	(7%)	(10%)	(7%)		(8%)

Constant currency (current year exchange rates)

October 31, 2009	$239,510	$192,978	$93,812	$1,150	$527,450
October 31, 2010	221,754	190,692	80,377	2,296	495,119
Percentage decrease	(7%)	(1%)	(14%)		(6%)
The following table presents revenues by segment in both historical currency and constant currency for the fiscal years ended October 31, 2009 and 2010 (in thousands):

Historical currency (as reported)	Americas	Europe	Asia/Pacific	Corporate	Total
October 31, 2009	$929,691	$792,627	$251,596	$3,612	$1,977,526
October 31, 2010	843,078	728,952	260,578	5,012	1,837,620
Percentage (decrease) increase	(9%)	(8%)	4%		(7%)

Constant currency (current year exchange rates)

October 31, 2009	$929,691	$783,871	$303,136	$3,612	$2,020,310
October 31, 2010	843,078	728,952	260,578	5,012	1,837,620
Percentage decrease	(9%)	(7%)	(14%)		(9%)

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results
December 16, 2010

CONSOLIDATED SELECTED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,
Amounts in thousands	2010	2009
Cash and cash equivalents	$120,593	$99,516
Restricted cash	—	52,706
Trade accounts receivable, net	368,428	430,884
Inventories	268,037	267,730
Lines of credit and long-term debt	728,773	1,039,253
Principal payments on lines of credit and long-term debt are due approximately as follows (note that $265.2 million due on European term loans as of October 31, 2010 is included as due in 2017 as the company issued €200 million of seven-year unsecured senior notes in December 2010 and used the proceeds to repay these existing European term loans):

	Fiscal Year Ended October 31,
Amounts in thousands	2010	2009
Uncommitted debt	$22,586	$32,592
2010	—	95,231
2011	5,182	105,759
2012	8,199	101,321
2013	6,180	164,000
2014	16,872	140,350
2015	404,532	400,000
Thereafter	265,222	—

	$728,773	$1,039,253